     PRESS RELEASE

    For Release:    Immediate
    Contact:        Scott Monette
              314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2003

St. Louis, MO, July 29, 2003 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended June 30, 2003 of $311.5 million, down 1 percent from $314.9 million for the three months ended June 30, 2002. Net earnings for the third quarter were $16.0 million compared to $18.1 million for the same quarter last year, a 12 percent decline. Third quarter diluted earnings per share were $.54 compared to $.59 a year ago.

For the nine-month periods ended June 30, 2003 and 2002, net sales were $974.2 million and $953.5 million, respectively, an increase of $20.7 million, or 2 percent. Net earnings for the current year’s first nine months improved to $46.1 million, or $1.55 per diluted share, compared to prior year nine-month net earnings of $45.5 million, or $1.49 per diluted share.

In the first nine months of fiscal 2003, Ralcorp recorded restructuring and impairment charges totaling $13.4 million ($8.6 after taxes, or $.29 per diluted share), related to business changes in its Dressings, Syrups, Jellies & Sauces segment and its Crackers & Cookies division. First, management reduced operations at the Streator, IL, facility, transferring production of all product lines except peanut butter to other locations and incurring $1.4 million of expenses related to employee termination benefits and asset disposal (including $.1 million recorded in the third quarter). Second, the ketchup business, including certain equipment, was sold with a net loss of $1.4 million (including $.1 million recorded in the third quarter). Costs included writing off or reducing the valuation of related inventories of packaging, ingredients, and finished products. Third, the tomato paste business, including a production facility located near Williams, CA, was impaired by $5.0 million and then sold with an additional loss of $3.6 million (including $.1 million recorded in the third quarter). Finally, Ralcorp’s cracker and cookie division, Bremner, is in the process of closing three facilities of its in-store bakery (ISB) division and consolidating its ISB operations at a new plant in Ogden, UT. The ISB facility in Kent, WA, was closed in June. The other two ISB facilities, which are located near the new plant, are being relocated in stages beginning in June and ending in March or April of fiscal 2004. The Company recorded $2.0 million (including $1.9 million in the third quarter) of expenses related to the fair value of Kent lease obligations, employee termination benefits, and other closure costs.

On April 1, 2003, Fleming Companies, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Sales to Fleming, which is a customer of all Ralcorp divisions, accounted for 5 percent of Ralcorp’s consolidated net sales for the fiscal year ended September 30, 2002. During fiscal 2003, Ralcorp recorded charges in selling, general and administrative expenses totaling $1.4 million ($.7 million in the third quarter) related to accounts receivable losses from Fleming, which reduced year-to-date diluted earnings per share by $.03. In addition, Ralcorp has been negatively impacted by reduced sales to Fleming and third quarter provisions totaling $.6 million for excess packaging and finished goods inventories. The future effects of Fleming’s bankruptcy, including continued sales reductions, cannot be determined at this time. On July 17, 2003, the U.S. Bankruptcy Court approved procedures for the sale of Fleming’s grocery wholesale operations. Fleming and C&S Wholesale Grocers, Inc. have signed a definitive asset purchase agreement to sell Fleming’s wholesale grocery business to C&S, but the sale procedures provide for other bidders to submit offers by July 28, with an auction to follow on July 31, and the closing date for the sale expected in mid-August. C&S is currently a customer of all Ralcorp divisions.

Other items included in the nine months ended June 30, 2003 but not in last year’s first nine months were:
  October through January results from the Lofthouse cookie business acquired on January 30, 2002;
  $14.0 million ($14.6 million in fiscal 2003 compared to $.6 million in fiscal 2002) income received in settlement of substantially all claims related to vitamin antitrust litigation, net of related legal costs [$.30 per diluted share];
  $2.7 million (including $.2 million in the third quarter) of accelerated depreciation expense caused by changes in the remaining useful life of certain assets of the Streator facility, the ketchup business, and the ISB division [$.06 per diluted share];
  $1.5 million (including $.7 million in the third quarter) of incremental expenses associated with a pilot project to upgrade information systems [$.03 per diluted share]; and
  $1.2 million (including $.2 million in the third quarter) recorded to cover estimated costs related to the recall of a product produced by Ralston Foods for a co-manufacturing customer [$.03 per diluted share].
Net Sales by Segment	Three Months Ended		Nine Months Ended
(in millions)	June 30,		June 30,

	2003	2002	2003	2002

Cereals	$76.7	$76.5	$236.6	$235.5
Crackers & Cookies	93.2	87.2	293.3	244.3

Cereals, Crackers & Cookies	169.9	163.7	529.9	479.8
Dressings, Syrups, Jellies & Sauces	101.0	114.4	309.5	343.3
Snack Nuts & Candy	40.6	36.8	134.8	130.4

Total Net Sales	$311.5	$314.9	$974.2	$953.5

Profit Contribution by Segment	Three Months Ended		Nine Months Ended
(in millions)	June 30,		June 30,

	2003	2002	2003	2002

Cereals, Crackers & Cookies	$17.0	$17.5	$56.6	$54.2
Dressings, Syrups, Jellies & Sauces	2.5	4.1	4.8	10.4
Snack Nuts & Candy	5.0	4.0	18.6	14.7

Total Segment Profit Contribution	24.5	25.6	80.0	79.3
Interest expense, net	(.8)	(1.2)	(2.6)	(4.7)
Restructuring and impairment charges	(2.2)	-	(13.4)	-
Accelerated depreciation	(.2)	-	(2.7)	-
Litigation settlement income, net	-	.6	14.6	.6
Other unallocated corporate expenses	(4.5)	(4.1)	(11.3)	(12.2)

Earnings before Income Taxes
and Equity Earnings	$16.8	$20.9	$64.6	$63.0

Profit contribution of each segment is the measure reported to Ralcorp’s chief executive officer for purposes of making decisions about allocating resources to the segment and assessing its performance. The total of the profit contribution amounts of Ralcorp’s three reportable segments, referred to as “total segment profit contribution,” is presented because the Company’s management believes that it provides useful information to investors regarding the results of the Company’s core operations, as seen by its senior management. Total segment profit contribution for the third quarter of fiscal 2003 was 4.3 percent below the prior year’s third quarter, compared to the estimated shortfall of 20 to 30 percent disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003. Improved May and June volumes (including co-manufacturing volumes) and lower than expected financial impacts of the Fleming bankruptcy were the primary causes for the lesser decline.

Cereals, Crackers & Cookies

Third quarter net sales for the Cereals, Crackers & Cookies segment were up 4 percent from last year, as the Bremner cracker and cookie division contributed a $6.0 million improvement in sales and the Ralston Foods cereal division added a $.2 million increase. Cracker sales volume and sales dollars grew about 12 percent from last year. Base cookie sales volume (which excludes ISB sales) fell 4 percent as a result of reduced co-manufacturing business in the current quarter relative to last year’s levels; however, base cookie sales dollars improved 3 percent as a result of favorable mix. ISB sales volume increased 6 percent from last year’s third quarter. Third quarter sales volume of store brand ready-to-eat (RTE) cereals was off 6 percent from last year, primarily due to reduced sales to Fleming. However, including branded RTE cereal sold to co-manufacturing customers, RTE volume increased 2 percent. Hot cereal volume was down 2 percent.

Through the first nine months of fiscal 2003, net sales for the segment were up 10 percent from a year ago, with Bremner and Ralston Foods contributing increases of $49.0 million and $1.1 million, respectively. About $30 million of the Bremner growth is attributable to an additional four months of Lofthouse sales in the current year, while the remainder came through ongoing expansion with both existing and new customers. Cracker volume was up 15 percent from last year’s first nine months. Base cookie volume was down 2 percent. Excluding Lofthouse sales for the first four months, ISB volume was up 4 percent year-over-year. For Ralston Foods, increases in co-manufacturing and hot cereal sales outweighed declines in store brand RTE cereal for the nine-month period. Hot cereal volume was up 5 percent, while combined RTE volume was up 1 percent.

The segment’s profit contribution was down $.5 million (3 percent) for the third quarter but up $2.4 million (4 percent) for the first nine months due to a strong first quarter this year. The third quarter shortfall is largely attributable to Fleming sales declines, as well as $.8 million of charges to reserve for losses from related receivables and inventory. In addition, gross margins were negatively impacted by rising costs of insurance, employee benefits, and ingredients such as oats, wheat flour, soybean oil, honey, sugar, and cocoa.

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales for the three and nine months ended June 30, 2003 decreased 12 percent and 10 percent, respectively, compared to the corresponding periods last year. Those declines are attributable primarily to the loss of a major co-manufacturing customer at the beginning of fiscal 2003, but also to the sale of the honey business in June of 2002, the sale of the ketchup business in November 2002, reduced sales to Fleming, and continued pricing pressures. These sales reductions were partially offset by increased business with continuing customers.

The segment’s third quarter profit decreased along with net sales, falling by $1.6 million for the third quarter and $5.6 for the first nine months, although the lack of honey and ketchup sales did not affect profits. In addition to the effect of reduced sales dollars, profits were hurt by increased production costs due to inefficiencies related to the lower volumes and restructuring initiatives, as well as by charges related to the Fleming bankruptcy.

As described earlier, Carriage House is in the process of executing an accelerated program of rationalizing production capacity to reduce costs in order to remain competitive in the current environment. As part of this program, Carriage House has fully or partially closed several plants, divested certain product categories, and relocated production equipment. These complicated initiatives have resulted in production inefficiencies, which the Company believes are transitional and temporary but which are likely to continue to present cost control challenges throughout the remainder of the year.

Carriage House recorded a second quarter charge of $.7 million to cover expected losses related to Fleming accounts receivable. In the third quarter, an additional $.3 million was expensed for accounts receivable losses, as well as $.2 million for Fleming-related inventory reserves. Reduced sales to Fleming accounted for one third of this segment’s third quarter net sales decline. Although Carriage House, along with the other Ralcorp divisions, continues to make sales to Fleming at a greatly reduced rate, the impact of this bankruptcy and related developments on Carriage House’s ability to obtain future business from Fleming cannot be determined at this time. An inability to make future sales or a significant reduction in sales volume relating to Fleming could have a significant adverse effect on Carriage House profits in the future if those sales cannot be replaced by additional sales to existing or new customers.

Because of the weak operating performance in the first half of the year and the potentially significant impact of reduced or lost sales to Fleming, the Company conducted an interim goodwill impairment test for the Carriage House reporting unit during the third quarter, in accordance with FAS 142. This review required an assessment of Carriage House’s fair value using a reasonable estimate of future cash flows. Based upon the best information available for the existing operations of Carriage House, including improved operating performance in May and June, the Company believes the fair value of the unit is not less than its carrying value and no impairment is indicated. The Company is currently conducting a strategic review of all its business operations and preparing long-range plans and budgets which will fully consider current operating trends and any planned operational changes. The results of this comprehensive review will be used in the fourth quarter to assess the fair values to be used in the Company’s annual goodwill impairment test for each of its reporting units, including Carriage House. That assessment will fully incorporate the possible impacts of the uncertainties facing the business, including the Fleming bankruptcy and the sustainability of the recent improved operating results. If this analysis results in a fair value for the Carriage House unit (or any other business unit) that is less than its carrying value, appropriate goodwill impairment charges will be recorded in the fourth quarter. At June 30, 2003, the recorded value of Carriage House goodwill was $97.8 million.

Snack Nuts & Candy

Third quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 10 percent from a year ago. This growth was generated primarily through increased volume with several existing customers, slightly offset by a decline in sales to Fleming. For the nine months ended June 30, 2003, net sales were only 3 percent higher than in the first nine months of fiscal 2002 as a result of lower first quarter sales caused by a significant reduction in holiday orders from a continuing major customer.

Third quarter and nine-month Snack Nuts & Candy profit increased $1.0 million (25 percent) and $3.9 million (27 percent), respectively, from the corresponding periods last year. These improvements were due to the increased sales and to certain favorable ingredient costs.

Interest Expense

Interest expense dropped to $.8 million and $2.6 million, respectively, for the three and nine months ended June 30, 2003, from $1.2 million and $4.7 million in the corresponding periods of the prior year. The decrease is attributable to both lower interest rates and lower debt levels in the current year. For the third quarter and first nine months of fiscal 2003, the weighted average interest rate on the Company’s debt, nearly all of which incurs interest at variable rates, was 2.1 percent and 2.4 percent, respectively, compared to 2.9 percent and 3.1 percent a year ago. Despite additional borrowings to fund the repurchase of over a million shares of its common stock in December 2002, Ralcorp reduced its outstanding long-term debt from $179.9 million at June 30, 2002 to $156.0 million at June 30, 2003.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.6 million and $.9 million in the first nine months of fiscal 2003 and 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. For the third quarter ended June 30, 2003, this investment resulted in non-cash pre-tax earnings of $8.1 million ($5.3 million after taxes), compared to $7.4 million ($4.8 million after taxes) for last year’s third quarter. Through nine months, the after-tax equity earnings were $4.8 million and $5.2 million for fiscal 2003 and 2002, respectively.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position.

Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net Sales	$311.5	$314.9	$974.2	$953.5

Costs and Expenses
Cost of products sold	249.0	251.5	782.7	763.8
Selling, general and administrative	42.7	41.9	125.5	122.6
Interest expense, net	.8	1.2	2.6	4.7
Restructuring and impairment charges	2.2	-	13.4	-
Litigation settlement income, net	-	(.6)	(14.6)	(.6)

Total Costs and Expenses	294.7	294.0	909.6	890.5

Earnings before Income Taxes
and Equity Earnings	16.8	20.9	64.6	63.0
Income Taxes	6.1	7.6	23.3	22.7

Earnings before Equity Earnings	10.7	13.3	41.3	40.3
Equity in Earnings (Loss) of Vail Resorts, Inc.,
Net of Related Deferred Income Taxes	5.3	4.8	4.8	5.2

Net Earnings	$16.0	$18.1	$46.1	$45.5

Earnings per Share
Basic	$.55	$.60	$1.58	$1.52
Diluted	$.54	$.59	$1.55	$1.49

Weighted Average Shares Outstanding
Basic	28.9	30.0	29.2	29.9
Diluted	29.5	30.6	29.8	30.4

Supplemental Data:
Depreciation and Amortization	$9.1	$8.9	$29.3	$25.7

              CONDENSED CONSOLIDATED BALANCE SHEET
                              (In millions)

	June 30,	Sept. 30,
	2003	2002

Current Assets	$220.5	$208.6
Noncurrent Assets	616.6	623.9

Total Assets	$837.1	$832.5

Current Liabilities	$119.9	$120.0
Long-term Debt	156.0	179.0
Other Noncurrent Liabilities	104.2	97.4
Shareholders' Equity	457.0	436.1

Total Liabilities and Shareholders' Equity	$837.1	$832.5